Exhibit 24

                                Power of Attorney





The federal state of Baden-Wurttemberg, represented by Mr. Walter Leibold, Ministerialdirigent of the Baden-Wurttemberg Ministry of Finance, herewith grants power of attorney to



Mr. Gerhard Fink,

         business address: Landeskreditbank Baden-Wurttemberg - Forderbank, Friedrichstrasse 24, D-70174 Stuttgart, Germany,

         as long as he is in employment with said Landeskreditbank Baden-Wurrtemberg - Forderbank,

to

1. sign on behalf of the federal state of Baden-Wurttemberg a registration statement relating to a "shelf-registration" in an aggregate principal amount of up to U.S.$ 5,000,000,000, as well as, if necessary, a post-effective amendment to such registration statement, and any update to the information contained in such registration statement by means of annual reports of Landeskreditbank Baden-Wurttemberg - Forderbank on form 18-K and 18-K/A pursuant to the U.S. Securities Exchange Act of 1934 (each such annual report an "Annual Report"),

and

2. file with the U.S. Securities and Exchange Commission said registration statement, a post-effective amendment to said registration statement and the Annual Reports relating to the registration of securities pursuant to the U.S. Securities Exchange Act of 1934;

and

3. appoint Puglisi & Associates, 850 Library Avenue, Suite 204, P.O. Box 885, Newark, Delaware 19715, USA, as so-called ,,authorized representative" of the federal state of Baden-Wurttemberg relating to such registrations as described under 1 with the U.S. Securities and Exchange Commission.



This power of attorney is governed by German law.


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                                                                      Exhibit 24


Stuttgart, March 11, 2005





             /s/ Walter Leibold
         ---------------------------
                 Walter Leibold